GOLDMAN SACHS
                            EMPLOYEES' PROFIT SHARING
                             RETIREMENT INCOME PLAN*








* As amended and restated effective July 1, 2000.


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                                TABLE OF CONTENTS
                                -----------------


Section                                                                  Page
-------                                                                  ----

    1    Definitions....................................................... 1

    2    Eligibility for Participation.................................... 11

    3    Retirement........................................................13

    4    Contributions.....................................................13

    5    Allotments........................................................25

    6    Retirement Fund...................................................26

    7    Retirement Allowances.............................................29

    8    Death or Withdrawal...............................................32

    9    Leaves of Absence................................................ 48

   10    Non-Alienation of Benefits....................................... 48

   11    Retirement Fund.................................................. 50

   12    Retirement Fund Accounts......................................... 54

   13    Retirement and Administrative Committees......................... 59

   14    Amendment or Discontinuance...................................... 61

   15    Miscellaneous.................................................... 63

   16    Effective Date................................................... 65

   17    Transfers From J. Aron & Company Thrift and Pension Plans........ 66

   18    Top Heavy Rules.................................................. 68O

                                  GOLDMAN SACHS

                            EMPLOYEES' PROFIT SHARING
                             RETIREMENT INCOME PLAN


Section 1.  Definitions.

                  The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

                  "Accumulated Allotments" shall mean the amount standing to the credit of a Participant in his Accumulation Account computed in accordance with Section 12 hereof.

                  "Act" means the Employee Retirement Income Security
         Act of 1974.

                  "Administrative Committee" shall mean the committee appointed to administer the Plan pursuant to Section 13.

                  "Affiliate" shall mean (i)(A) a partnership in which Group has, directly or indirectly, a greater than 50% profit or capital interest or (B) a limited liability company in which Group has directly or indirectly, a greater than 50% membership interest and (ii) which is designated as an Affiliate by the Board of Directors.

                  "Allotment" shall mean such portion of the con tribution to the Retirement Fund by an Employer during a given Plan Year as is made with respect to a Participant in accordance with Section 5 hereof, together with such Participant's share of amounts allotted under para graph 3 of Section 8 hereof.

                  "Annual Addition" means, for any year, the sum of the following added to a Participant's account for that year: (i) Employer contributions under paragraphs 1 and 2 of Section 4, (ii) forfeitures under paragraph 3 of Section 8, (iii)(a) for years beginning after November 27, 1987, the amount of Voluntary Contributions under paragraph 6 of Section 4, and (b) for years beginning prior to November 28, 1987, the lesser of (x) one-half of such Voluntary Contributions or
         (y) the amounts of such Voluntary Contributions in excess of six percent of the Participant's aggregate compensation or Earned Income, and (iv) Employer contributions to any other defined contribution plan maintained by the Employer.

                  "Beneficiary" shall mean such person or persons as a Participant shall have designated as his Beneficiary or Beneficiaries in the manner described in paragraph 3 of Section 2 hereof.

                  "Board of Directors" shall mean the Board of Directors of Group.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Deductible Contributions" shall mean contributions made by Employees or Partners as described in Section 4, paragraph 7.

                  "Early Retirement Date" shall mean the date on which a Participant first becomes eligible to retire pursuant to Section 3 hereof.

                  "Earned Income" shall mean (a) the net earnings from self-employment (with the Employer) of a Partner for any Plan Year, after taking into account contri butions made by the Employer on behalf of Employees to any other pension plan or profit sharing plan maintained by the Employer and before deducting any contributions to this Plan, reduced by (b) contributions made by the Employer on behalf of the Partner to any pension or profit sharing plan maintained by the Employer (including this Plan).

                  "Employee" shall mean any person employed by an Employer who is a citizen or resident of the United States or a nonresident alien authorized to participate by the Director of Human Resources of the Firm. For purposes of this Plan, the term "Employee" includes only individuals who are treated as such on the Employer's payroll and personnel records at the time such determination is made. Persons treated by the Employer as contingent workers (including independent contractors, third-party payroll workers, employees of consulting firms and temporary help agencies, even if leased employees within the meaning of Section 414(n)(2) of the Code) at the time of the determination of the worker's status are specifically excluded. Eligibility status at the time of a determination of a worker's employment status shall not be changed as a result of a retroactive reclassification of a person's employment status. Therefore, notwithstanding anything else herein to the contrary, any person treated as a contingent worker on the payroll and personnel records of the Employer at the time the determination is made shall in no event be retroactively eligible for participation in the Plan during the period covered by such determination.

                  "Employer" shall mean Group, the Firm, each Affiliate and Subsidiary and each other corporation, partnership or limited liability company which is designated by the Board of Directors as an Employer, collectively.

                  "Firm" shall mean the firm of Goldman, Sachs & Co. as now constituted or any copartnership or corporation which shall succeed to its business.

                  "Former Participant" shall mean any former Participant whose Accumulation Accounts have been closed out.

                  "Group" means The Goldman Sachs Group, Inc.

                  "Hour of Service" shall mean each hour of service for which an Employee or Partner is directly or indirectly paid or entitled to be paid by an Employer for performance of duties during the Plan Year, including vacation, sick leave, disability, holidays, retroactive pay and any other similar paid periods. These hours shall be credited to the Employee or Partner for the computation period or periods in which payment is made or amounts payable to the Employee become due. An Hour of Service is also each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer. These hours shall be credited to the Employee or Partner for the compu tation period or periods to which the award or agreement pertains rather than the period in which the award, agreement or payment is made.

                  In crediting Hours of Service pursuant to this paragraph, all payments made or due shall be taken into account, whether such payments are made directly by an Employer or indirectly (e.g., through a trust fund or insurer to which an Employer makes payments, or other wise), except that:

                      (i) No more than 501 such Hours of Service shall be
                  credited for any continuous period during which the Employee or Partner performs no duties;

                      (ii) No such Hours of Service shall be credited if
                  payments are made or due under a plan maintained solely for the purpose of complying with any workmen's compensation, unemployment compensation or disability insurance laws; and

                      (iii) No such Hours of Service shall be credited for
                  payments which are made solely to reimburse the Employee or Partner for medical or medically related expenses. The number of Hours of Service, if any, for which an Employee or Partner is credited for a period in which he performs no duties shall be computed and credited to the applicable computation period in accordance with Department of Labor Regulation Sections 2530.200b-2(b) and (c). For purposes of computing the number of Hours of Service to be credited to an Employee or Partner who is not compensated on an hourly basis, an Employee or Partner shall be credited with 10 Hours of Service for each day in which he completes at least one Hour of Service.

                  "Investment Accounts" shall mean the accounts maintained for each Participant for his interest in each of the Investment Funds in accordance with the provi sions of Section 12.

                  "Investment Funds" shall mean the funds established by the Retirement Committee from time to time for the investment of the Retirement Fund.

                  "Normal Retirement Date" shall mean in the case of each Participant the last day of the month in which occurs his 65th birthday.

                  "Participant" shall mean any person for whom an Accumulation Account as defined in Section 12 hereof is then carried.

                  "Partner" shall mean a partner who owns an interest in either the capital or profits of an Employer.

                  "Plan" shall mean the Goldman Sachs Employees' Profit Sharing Retirement Income Plan, as set forth herein and as amended from time to time. The Plan is intended to be a profit sharing plan for purposes of the qualification requirements of Section 401(a) of the Code.

                  "Plan Year" shall mean Group's fiscal year, the 12-month period ending the last Friday in November.

                  "Qualified Nonelective Contributions" shall mean contributions by the Employer which are designated by the Firm for purposes of paragraph 4 of Section 4, in accordance with paragraph 1(c) of Section 4, as if they were contributions by the Employer pursuant to para graph 2 of Section 4.

                  "Retirement" shall mean the cessation of regular active service for an Employer pursuant to the provisions of Section 3 hereof and shall not include termination of employment for any other cause or reason.

                  "Retirement Committee" shall mean the committee appointed pursuant to Section 13 with responsibility relating to the investment of the Retirement Fund.

                  "Retirement Fund" shall mean the Fund described in Section 6 hereof.

                  "Rollover Contribution" shall mean a contribution of the amount described in Section 402(c)(4), 403(a)(4) or 408(d)(3) of the Code.

                  "Salary" shall mean the total compensation earned by an Employee during any Plan Year, inclusive of com missions earned by salespeople, prior to reduction, if any, under the Goldman Sachs Flexible Benefit Plan or any other "cafeteria plan" (within the meaning of Section 125 of the Code) of any Employer, but exclusive of overtime, reimbursement for expenses, bonuses or other similar distribution; provided, however, that in determining Salary under this Plan, no compensation in excess of $25,000 per Plan Year shall be taken into account. For any Plan Year which consists of less than twelve months, Salary shall be limited to $25,000 multiplied by a fraction the numerator of which is the number of months in the Plan Year and the denominator of which is 12. In the first Plan Year in which an Employee is a Participant, his Salary for the Plan Year shall be deemed to be his Salary as heretofore set forth multiplied by a fraction of which the numerator is the number of entire months during the Plan Year that he is a Participant and the denominator is 12. If an Employee performs services for more than one Employer in a Plan Year, the Employee's Salary for such Plan Year shall be equal to the sum of the Employee's Salary from each Employer during such Plan Year.

                  "Stock" means the common stock of Group.

                  "Stock Fund" means the Investment Fund which is invested primarily in Stock.

                  "Subsidiary" means any corporation at least 80% of the stock of which is owned, directly or indirectly, by Group or by a partnership in which Group has, directly or indirectly, a greater than 50% profit or capital interest, and which is designated as a Subsidiary by the Board of Directors.

                  "Trust Indenture" shall mean the trust indenture with State Street Bank and Trust Company, and "Trustee" shall mean State Street Bank and Trust Company as trustee thereunder or its successor in such trust.

                  "Voluntary Contributions" shall mean contributions made by Participants as described in Section 4, para graph 6.

                  "Year of Service". A Participant shall be credited with a Year of Service for each completed year of continuous service prior to January 1, 1976. Thereafter, for vesting and participation purposes a Year of Service means each 12-month period, measured from the date of the Employee's or Partner's commencement of service, during which he had completed 1,000 Hours of Service for an Employer. For purposes of determining Years of Service, there shall be included all Hours of Service performed by an Employee or Partner as an employee or partner of (i) a trade or business under common control (within the meaning of Section 414(c) of the Code) of an Employer or (ii) a corporation which is a member of the controlled group of corporations (within the meaning of Section 414(b) of the Code) including Group, excluding the period prior to which such trade or business is under common control or such corporation was a member of such controlled group of corporations, except as otherwise provided by the Director of Human Resources of the Firm under uniform rules applicable to all similarly situated Employees or Partners.

                 The masculine pronoun, whenever used, shall include the feminine.

Section 2.  Eligibility for Participation.

                  1. An Employee or Partner who was a Participant on November 29, 1985 shall continue to be a Participant in the Plan. Thereafter, every Employee and Partner of the Employer shall be eligible to become a Participant as of the first day of the month (a) for purposes of paragraph 1 of Section 4, after he has attained age 21 and has completed one or more Years of Service for the Employer, and (b) for all other purposes under the Plan, after he first becomes an Employee or Partner (but in no event earlier than November 30, 1985).

                  Notwithstanding anything contained herein to the contrary, an Employee shall not be eligible to participate in the Plan if the Employee (i) is not a citizen of the United States, is assigned to and principally employed at an office in the United States and remains eligible to participate under a retirement plan outside of the United States of Group, the Firm, a Subsidiary or an Affiliate, (ii) is a U.S. citizen, is hired for and principally employed at an office outside of the United States and participates in a retirement plan outside of the United States of Group, the Firm, a Subsidiary or an Affiliate, or (iii) is employed in a country in which, as determined by the Administrative Committee, (A) local law prohibits participation in the Plan by such Employee or
(B) requires the registration of any Investment Fund under the securities laws of such country. For purposes of clause (i) of the preceding sentence, an Employee shall be considered to be eligible to participate in a retirement plan if the Employee would be eligible to participate upon satisfying the plan's age and service requirements; for purposes of clause (ii) of the preceding sentence, an Employee shall be deemed to participate in a retirement plan during any applicable waiting period that precedes such Employee's actual admission as a participant in such plan if the Employee would have participated in such plan in the absence of the waiting period.

                  2. For the purpose of determining an Employee's or Partner's Years of Service under this Section 2, an Employee or Partner who is drafted into the armed services of the United States, or with the approval of the Employer or the Subsidiary by which he is employed, otherwise enters such service or any governmental service and who within three months after his release from such service again becomes an Employee or Partner shall be entitled to add his period of such military or governmental service to his Years of Service immediately prior to his entry into such service.

                  3. Every Employee or Partner becoming eligible to become a Participant shall be furnished with, and shall execute and return to the Administrative Committee, a form upon which he may designate a Beneficiary. The Beneficiary so designated may be changed by the Participant at any time or from time to time during his life by signing and filing with the Administrative Committee a written notification of change of Beneficiary in such form as shall be provided by the Administrative Committee. If no person shall be designated as Beneficiary, or if the designated Beneficiary shall not survive the Participant, any amount that would have been paid to such Beneficiary shall be paid to the estate of the deceased Participant. Notwithstanding the foregoing, for purposes of paragraph 1 of Section 8 a Participant's spouse shall be deemed to be his Beneficiary unless such spouse consents in writing to the designation of another Beneficiary.

Section 3.  Retirement

                  Any Participant who has attained age 55 may elect to be retired at any time thereafter by filing a written application with the Administrative Committee on such prior notice as it shall prescribe.

Section 4.  Contributions.

                  1. Group shall make a contribution to the Retirement Fund with respect to each Plan Year of an amount which shall be such percentage of the total Salaries paid or payable by Group to all Participants who are Employees of Group with respect to such Plan Year as shall be determined by the Compensation and Policy Committee of Group prior to the end of each such Plan Year. Each other Employer shall contribute to the Retirement Fund with respect to each Plan Year the same amount in relation to the Salaries which it paid to Participants who are its Employees that Plan Year, as Group shall have contributed for that Plan Year in relation to the Salaries which the Firm paid to its Employees in that Plan Year.

                  Contributions under this paragraph may be made in cash, in Stock or in a combination of cash and Stock. Any contributions made in Stock shall be allocated initially to the Stock Fund.

                  Group shall designate, at the time contributions are made to the Plan pursuant to this Paragraph 1, whether all or any portion of the contributions by Group and each other Employer on behalf of a Member who is not a highly compensated employee shall be treated as Qualified Nonelective Contributions.

                  Notwithstanding anything contained in this Paragraph 1 to the contrary, no contribution shall be made by Group or any other Employer for a Plan Year with respect to any Participant who has not completed 1,000 Hours of Service during the Plan Year.

                  2.  Additional Contributions.

                  Notwithstanding any other provisions of the Plan to the contrary, the Employer shall, upon receipt of an election in writing by a Participant, make an additional contribution of a percentage (not in excess of the percentage as determined by Group each year) of the compensation payable to the Participant and the Earned Income of the Participant. For purposes of this Paragraph 2, "compensation" means the salary, wages, bonuses and commissions earned by salespeople, which are payable to a Participant in a Plan Year for or in respect of employment by the Employer, but excluding overtime and reimbursement for expenses and computed prior to any reduction pursuant to the Plan, any cafeteria plan maintained by the Employer pursuant to Section 125 of the Code. Notwithstanding anything contained herein to the contrary, a Participant who is on the non-U.S. dollar payroll of an Employer may not make any additional contributions from his salary, wages or overtime. In no event shall compensation or Earned Income for purposes of this Paragraph 2 for any Plan Year beginning after November 26, 1994 exceed $150,000, as adjusted for increases in the cost of living pursuant to Section 401(a)(17) of the Code.

                  Notwithstanding the foregoing provisions of this Section, in no event may the Employer make contributions for the account of a Participant under this Section in any calendar year in excess of $7,000, adjusted for increases in the cost of living pursuant to Section 402(g)(5) of the Code. If the limitation of the preceding sentence is exceeded in any calendar year, the amount of the excess contribution by the Employer for the account of a Participant under this Section shall be distributed to the Participant (adjusted for any gain or loss allocable thereto for such calendar year) not later than the April 15 following the end of such year. If (i) a Participant, not later than the April 1 following the end of a calendar year, submits a written statement to the Administrative Committee which sets forth the Participant's other elective deferrals (as defined in Section 402(g)(3) of the Code) which were made during such calendar year to another plan qualified under Section 401(a) of the Code and (ii) the sum of such other elective deferrals and the contributions by the Employer under this paragraph 2 exceeds the amount provided for in the first sentence of this subparagraph, then the amount of the contributions by the Employer under this paragraph 2 which are excess elective deferrals shall be distributed to the Participant no later than the April 15 following the end of such calendar year, adjusted for any gain or loss allocable thereto for such calendar year.

                  3. All elections under paragraph 2 of Section 4 with respect to bonuses shall be made by written notice to the Employer prior to the end of the Plan Year for which the additional contribution is made. Any such election may be changed or revoked at any time by such written notice to the Employer as may be prescribed by the Administrative Committee.

                  All elections under paragraph 2 of Section 4 with respect to compensation other than bonuses and with respect to Earned Income shall be made on such written notice to the Employer as may be prescribed by the Administrative Committee. Any such election may be changed no more than twice in each Plan Year by such written notice to the Employer as may be prescribed by the Administrative Committee; provided, however, that a Participant may suspend contributions to the Plan regardless of whether he has already made two changes during the Plan Year.

                  4. All contributions under the Plan shall be made by each Employer on or before the date on which it files its Federal income tax return for the Plan Year or for the taxable year which ends within a Plan Year. Notwithstanding the provisions of paragraph 2 of this Section, contributions by the Employer under such paragraph on behalf of the group of Participants eligible to make elections thereunder who are Highly Compensated Employees shall be limited to the extent necessary so that the actual deferral percentage for the Plan Year for such group of Participants does not exceed the greater of:

                  (i) the actual deferral percentage for the Plan Year for the group of Participants eligible to make contributions under paragraph 2 of this Section who are not Highly Compensated Employees multiplied by 1.25; or

                 (ii) the actual deferral percentage for the Plan Year for such group of Participants who are not Highly Compensated Employees multiplied by 2.0, provided that the actual deferral percentage for the Plan Year for such group of Participants who are Highly Compensated Employees does not exceed the actual deferral percentage for the prior Plan Year for the group of such Participants who are not Highly Compensated Employees by more than two percentage points.

                  If neither of the tests set forth in the preceding paragraph would be satisfied in any Plan Year, the Administrative Committee shall make the following adjustments for such Participants who are Highly Compensated Employees, to the extent necessary to enable one of the tests to be satisfied:

                  (i) first, by reducing the Employer's contribu tions under paragraph 2 of this Section with respect to the balance of the compensation or Earned Income payable to the Participant for that Plan Year; and

                 (ii) second, no later than the end of the following Plan Year, by paying to the Participant in cash a portion of the Employer's contributions pursuant to paragraph 2 of this Section (adjusted for any gain or loss allocable thereto for such Plan Year).

The Administrative Committee shall make the foregoing adjustments by leveling the highest dollar amount of contributions by the Employers pursuant to paragraph 2 of this Section until one of such tests is satisfied.

                  For purposes of this paragraph 4:

                  (i) The "actual deferral percentage" for a specific group of Employees and Partners for a Plan Year is the average of the ratios (calculated separately for each Employee and Partner in the group) of
         (A) the sum of (x) the contributions by the Employers pursuant to paragraph 2 of this Section on behalf of each Employee or Partner for the Plan Year and (y) the Qualified Nonelective Contributions for the Plan Year on behalf of a Participant who is not a Highly Compensated Employee to (B) the total compensation or Earned Income of the Employee or Partner for the Plan Year.

                 (ii) A "Highly Compensated Employee" for any Plan Year means an Employee or Partner who (A) during that Plan Year or the preceding Plan Year owned more than 5% of the Stock (as defined in Paragraph 1 of Section 1) or of the total combined voting power of the Stock or (B) during the preceding Plan Year (x) had total compensation or Earned Income in excess of $80,000 (adjusted for increases in the cost of living pursuant to Section 414(q)(1) of the Code) and (y) was in the top-paid group of Employees. The Administrative Committee may elect to make the calculations required for purposes of clause (B) of the preceding sentence on the basis of the calendar year beginning with or within the preceding Plan Year. An Employee or Partner who is a nonresident alien and received no earned income from an Employer which constitutes income from sources within the United States shall be excluded for purposes of determining who is a Highly Compensated Employee.

                  (iii) The "top-paid group of Employees" for any Plan Year are those Employees and Partners in the top 20% of Employees and Partners when ranked on the basis of total compensation or Earned Income for such Plan Year. For purposes of determining who is in the top-paid group of Employees, there shall be excluded those Employees and Partners who are excluded under Section 414(q)(5) of the Code.

                  (iv) The "total compensation" of an Employee means the wages of the Employee from the Employer for the Plan Year as would be reported on Internal Revenue Service Form W-2, prior to any reduction pursuant to the Plan and any cafeteria plan maintained by the Employer pursuant to Section 125 of the Code. In no event shall total compensation or Earned Income for purposes of this Paragraph 4 for any Plan Year beginning after November 26, 1999 exceed $150,000, as adjusted for increases in the cost of living pursuant to Section 401(a)(17) of the Code.

                  5. An Employee or Partner who has had distributed to him any portion of his interest in a plan which meets the requirements of Section 401(a) of the Code (the "Qualified Plan") may, in accordance with procedures approved by the Administrative Committee, make a Rollover Contribution by transferring the distribution received from the Qualified Plan to a separate account maintained for the Employee or Partner under the Plan provided the following conditions are met:

                  (i) the distribution from the Qualified Plan is (or was) an eligible rollover distribution (as defined in Section 402(c)(4) of the Code);

                  (ii) the transfer is made (A) on or before the 60th day following his receipt of the distribution from the Qualified Plan or
         (B) if such distribution had pre viously been deposited in an individual retirement account (as defined in Section 408 of the Code), on or before the 60th day following receipt of a distribution from the individual retirement account; and

                  (iii) the amount transferred does not exceed the sum of (A) the portion of the distribution he received from the Qualified Plan which is includible in gross income as determined in accordance with
         Section 402(c)(6) of the Code, (B) the proceeds of the sale of any property received in the distribution, if applicable, pursuant to
         Section 402(c)(6) of the Code, and (C) any earnings on such distributions during the period, if any, in which the amount was held in an individual retirement account.

In addition, an Employee or Partner who is entitled to a distribution of any portion of his interest in a Qualified Plan may, in accordance with procedures approved by the Administrative Committee, make a Rollover Contribution by a direct transfer of the distribution from the Qualified Plan to a separate account maintained for the Employee or the Partner under the Plan provided the following conditions are met:

                  (i) the distribution from the Qualified Plan is an eligible rollover distribution (as defined in Section 402(c)(4) of the Code); and

                  (ii) the amount transferred does not exceed the portion of the distribution from the Qualified Plan which is includible in gross income as determined in accordance with Section 402(c)(6) of the Code.

                  The Administrative Committee shall develop such procedures, and may require such information from such Employee or Partner desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this paragraph 5.

                  The provisions of this paragraph 5 shall also be applicable to distributions to former participants from the Goldman, Sachs & Co. Supplemental Profit Sharing Plan following its termination and "alternate payees" (as such term is defined in Section 414(p) of the Code) with respect to such participants.

                  6. Effective with respect to the Plan Year beginning November 25, 1989, no further Voluntary Con tributions may be made to the Plan. Existing Voluntary Contributions may be withdrawn on such prior written notice as prescribed by the Administrative Committee from time to time, provided that no more than one withdrawal may be made in any six-month period.

                  7. In taxable years subsequent to December 31, 1981 and prior to January 1, 1987, in addition to any Voluntary Contribution which a Participant elected to make to the Plan pursuant to paragraph 6 of this Section 4, Participants were permitted to make qualified voluntary employee contributions which were deductible from income, pursuant to Section 219 of the Internal Revenue Code ("Deductible Contributions"). Except as otherwise provided in this paragraph 7, the provisions of the Plan governing Voluntary Contributions shall also be applicable to Deductible Contributions.

                  8. The Administrative Committee may, in its discretion, accept a transfer to the Plan for the account of any Employee or Partner, from a plan qualified under Section 401(a) of the Code which is a profit sharing or stock bonus plan, of all or a part of the balance credited to the account of the Employee or Partner under such plan. Amounts transferred to the Plan under this paragraph must be in the form of cash, unless the Administrative Committee, pursuant to such rules as it deems necessary to the proper administration of the Retirement Fund, permits such transfer to be made in the form of securities or other property. Except as otherwise provided under this paragraph, the rules governing Rollover Contributions shall be applicable to amounts transferred under this paragraph.

                  9. [reserved]

                  10. In no event shall the Annual Addition on behalf of a Participant under the Plan for any year exceed the lesser of

                  (a)  $30,000 (or such greater amount as allowable by law), or

                  (b) 25 percent of the Participant's total compensation (as defined in paragraph 4 of Section 4) or Earned Income, as the case may be.

For purposes of this Section, all defined contribution plans (within the meaning of Section 414(i) of the Code) shall be treated as one plan.

                  In the event that total contributions would exceed the limitations imposed by this Section, the appropriate reductions shall be made in the following order of priority: (i) additional contributions under paragraph 2 of Section 4, (ii) Employer contributions under any other defined contri bution plan maintained by the Employer, (iii) Employer contributions under paragraph 1 of Section 4 and (iv) for feitures under paragraph 3 of Section 8.

                  11. The Employer shall also pay or make provision for the payment of all expenses (except taxes) incurred in connection with the administration of the Plan and the trust created thereunder.

                  12. Notwithstanding anything contained herein to the contrary, Employer contributions under paragraphs 1 and 2 of this Section 4 for any year shall not exceed the maximum amount deductible under Section 404 of the Code for such year. In the event that a deduction is disallowed for all or any part of such Employer contributions for any year, or in the event Employer contributions have been made as a result of a mistake of fact, then the Trustee shall, upon written request made by the Employer within one year of such dis allowance, or within one year after payment of an Employer contribution made as a result of a mistake of fact, return, after reduction for losses on the disallowed or mistaken contribution, (a) to the Employer, the portion of such disallowed or mistaken contribution attributable to contribu tions under paragraph 1 of this
Section 4, and (b) to Participants, the portion of such disallowed or mistaken contribution attributable to contributions under paragraph 2 of this Section 4. In such event, appropriate adjustments shall be made by the Administrative Committee to the Accumulation Accounts of affected Participants.

Section 5.  Allotments

                  Each contribution made under paragraph 1 of Section 4 hereof by the Employers to the Retirement Fund with respect to Participants shall be allocated among all Partici pants who are Employees on the last day of the Plan Year with respect to which such contribution is made in the proportions that their respective Salaries during such year bear to the total of all their Salaries. Each such allotment shall be made as of the last day of such Plan Year.

Section 6.  Retirement Fund

                  1. The Retirement Fund shall consist of the contributions of the Employers, Voluntary Contributions and Rollover Contributions, as the same may be invested from time to time, as provided herein, with the income thereon, less payments made therefrom. The Retirement Fund shall be held in trust by the Trustee under a Trust Indenture and shall consist of such Investment Funds established by the Retirement Committee from time to time.

                  2. The Trustee shall invest the Retirement Fund in accordance with the Trust Indenture and the directions of Participants and Former Participants in the manner set forth in paragraphs 3 and 4 of this Section 6. Notwithstanding anything contained herein to the contrary, in the event that a contribution under paragraph 1 of Section 4 hereof is made in Stock, the Allotment to each Participant shall initially be invested in the Stock Fund.

                  3. An investment direction may be made by each Participant and by each Former Participant whose Retirement Account is held by the Trustee. Each such Participant and Former Participant may direct the proportion of his Accumulation, Voluntary Contributions and Rollover Accounts or Retirement Account which shall be transferred to the Investment Funds. The proportion to be transferred to any Investment Fund shall be in multiples of 1% of the total amount in each of his Accumulation, Voluntary Contributions and Rollover Accounts or his Retirement Account unless the Participant shall stipulate that such proportions shall apply only to contributions made after the date of election. Such proportions may be increased or decreased by multiples of 1% of the total value of each of his Accumulation, Voluntary Contributions and Rollover Accounts or Retirement Account, as the case may be; provided, however, that if less than 1% of a Participant's Accumulation, Voluntary Contributions and Rollover Accounts or Former Participant's Retirement Account is held in an Investment Fund, the total amount of such Investment Account may be transferred to the other Investment Funds. In no event may funds in excess of cash or cash equivalent investments of an Investment Fund which invests primarily in guaranteed insurance contracts and guaranteed investments with one or more insurance companies be transferred to an Investment Fund which invests primarily in (i) fixed income securities, (ii) short-term securities, commercial paper and other investments with maturities of not more than one year, or (iii) U.S. government obligations having remaining maturities of five years or less.

                  Notwithstanding the foregoing, the Retirement Committee may impose such limitation on investments in any Investment Fund as it deems desirable, provided that such limitations are uniformly applicable to similarly situated employees.

                  4. An investment direction pursuant to paragraph 3 of this
Section 6 shall be made in accordance with procedures established by the Retirement Committee. Such direction, which may be made at times in each Plan Year as specified by the Retirement Committee, shall be a continuing direction unless and until a revised direction is made, and any such direction shall be effective with respect to (i) a Former Participant's Retirement Account, (ii) a Participant's Accumulation Account, Rollover Account and Voluntary Contributions Account and (iii) future contributions allocated to a Participant's Accumulation Account.

                  If a Participant fails to make a timely direction under this paragraph, he shall be deemed to have elected such Investment Fund as is designated for this purpose by the Retirement Committee. If the investment manager for an Investment Fund is removed, the assets of such Fund shall be invested in such other Investment Fund as is designated by the Retirement Committee until the effective date of the first investment direction a Participant is permitted to make after being notified of the investment manager's removal.

Section 7.  Retirement Allowances.

                  1. Upon the Retirement of a Participant, the Retirement Committee shall determine the amount standing in his Rollover Account, Voluntary Contributions and the total Accumulated Allotments standing in his Accumulation Account as of the last day of the month in which Retirement occurs. A Participant shall have a nonforfeitable right to the total amounts standing in his Accumulation, Voluntary Contributions and Rollover Accounts as of the date he attains age 65.

                  2. A Participant may elect to have the total amounts standing in his Accumulation, Voluntary Contributions and Rollover Accounts applied to provide one of the following benefit forms:

                  (a)  A lump sum;

                  (b) Periodic payments payable over a period not exceeding 30 years; or

                  (c) A fixed dollar amount to be paid periodically. In no event may a form of payment be elected which provides for payments over a period longer than (i) the lives of the Participant and his beneficiary or (ii) the life expectancy of the Participant and his beneficiary. Notwithstanding the foregoing, the Retirement Committee shall, at the request of the Participant, transfer the total amount standing in his Accumulation, Voluntary Contributions and Rollover Account to a plan qualified under Section 401(a) of the Code in which the Participant is a member. In such event, there shall be no further liability under the Plan to the Participant with respect to his Accounts under the Plan.

                  A Participant may change his election of a form of payment (i) at any time prior to the commencement of the payment of benefits and (ii) once in each calendar year after payment of benefits has commenced. In addition, upon the written request of a Participant following his Retirement, the value of all or any part of his Accounts shall be paid to him as soon as practicable.

                  3. Unless a Participant elects otherwise, payment of benefits shall commence within 60 days of the latest of the close of the Plan Year in which -

                  (a)  The Participant attains normal retirement age,

                  (b) occurs the 10th anniversary of the year in which the Participant commenced participation in the Plan,

                  (c)  the Participant terminates his service with an Employer.

Notwithstanding the foregoing, benefit payments to a former Participant must commence no later than April 1 of the calendar year following the calendar year in which he attains age 70 1/2. Notwithstanding the foregoing, the Retirement Committee shall, at the request of the Participant, transfer the Participant's Termination Allowance to a plan qualified under Section 401(a) of the Code in which the Participant is a member. In such event, there shall be no further liability under the Plan to the Participant with respect to his accounts under the Plan. If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after receiving the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

                  (1) the Retirement Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                  (2) the Participant, after receiving the notice, affirmatively elects a distribution.

                  4. Payments under this Section with respect to the Investment Account of a Participant which is invested in the Stock Fund shall be made in cash equal to the value of such Investment Account, unless the Participant elects to receive a distribution in shares of Stock (provided that the Stock Fund is then invested in Stock). Notwithstanding the foregoing, no distribution other than in the form of a lump sum shall be made in shares of Stock. In no event shall a distribution be made in shares of Stock outside of the United States if (i) such distribution would violate local law (including exchange control laws) or (ii) unless determined otherwise by the Administrative Committee, such distribution would require registration of the Plan under the securities laws of such country.

Section 8.  Death or Withdrawal

                  1. If a Participant shall die while in the service of an Employer, the total Accumulation Allotments standing in his Accumulation Account and his Rollover Account and his Voluntary Contributions Account as of the last day of the month in which death occurs shall be paid to, or applied for the benefit of, his Beneficiary, or if such Participant be not survived by any Beneficiary, then to his estate. Upon receipt of proof of death of the Participant this amount shall be distributed to the Beneficiary (a) in accordance with an election made by the Participant prior to January 1, 1984, in substantially equal installments over the life expectancy (not to exceed thirty years) of the Beneficiary, subject to the approval of the Administrative Committee, or (b) in the absence of such an election, in one of the optional forms referred to in paragraph 2 of Section 7, as elected by the Beneficiary. Notwithstanding any election referred to in the preceding sentence, the Beneficiary may revoke such election prior to commencement of distributions by written notice to the Administrative Committee and elect to receive payment pursuant to clause (b) of the preceding sentence. Distributions made in accordance with clause (b) of the second sentence of this paragraph must be completed within five years of the Participant's death, unless dis tributions are made to the Participant's Beneficiary, commence within one year of the Participant's death (or if the Participant's spouse is his Beneficiary, no later than the date the Participant would have attained age 70 1/2), and are distributed over the life of the Beneficiary or a period not extending beyond the life expectancy of the Beneficiary. A Beneficiary may change his election of a form of payment (i) at any time prior to the commencement of the payment of benefits and (ii) once in each calendar year after payment of benefits has commenced. In addition, upon the written request of a Beneficiary, the value of all or any part of his Accounts shall be paid to him as soon as practicable.

                  2. Upon the death of a Former Participant for whom a Retirement Account has been established pursuant to para graph 6 of Section 12 hereof, there shall be paid to his Beneficiary, or if such Former Participant is not survived by any such Beneficiary, then to his estate, any amount then remaining in such Retirement Account in the same manner and amount as if the Participant had survived. Upon the written request of the Beneficiary (or estate), the value of all or any part of the amount then remaining in the Retirement Account of the Beneficiary (or estate) shall be paid as soon as practicable.

                  3. If the service of any Participant with an Employer shall terminate otherwise than by death, Retirement, or total and permanent disability, the Administrative Committee shall determine his Termination Allowance as of the last day of the fiscal quarter in which termination occurs. Such Termination Allowance shall consist of (i) the total amount standing in his Rollover and Voluntary Contributions Account, (ii) the total Accumulated Allotments standing in his Accumulation Account which are attributable to (A) the additional contributions made by the Employer pursuant to paragraph 2 of
Section 4 and (B) Qualified Nonelective Contributions, and (iii) the total Accumulated Allotments standing in his Accumulation Account which are attributable to contributions made by the Employer pursuant to paragraph 1 of
Section 4 and which are not Qualified Nonelective Contributions, multiplied by the appropriate percentage from the following table depending upon the number of the Years of Service with an Employer at the time of such termination:

             Completed Years of Service                    Percentage
             --------------------------                    ----------
                      Less than 3                                0%
                      3 and over                               100%

                  The Termination Allowance as so determined shall be distributed to the Participant, or his Beneficiary, (a) in accordance with an election made by the Participant prior to January 1, 1984 which is not revoked prior to commencement of distributions, in 30 annual installments, or (b) in the absence of such an election, in one of the optional forms referred to in paragraph 2 of Section 7, as elected by the Participant or Beneficiary (as applicable). In no event may a form of distribution be elected which provides for payments over a period longer than (i) the lives of the Participant and his beneficiary or (ii) the life expectancy of the Participant and his beneficiary. The Participant or Beneficiary (as applicable) may change his election of a form of payment (i) at any time prior to the commencement of the payment of benefits and (ii) once in each calendar year after payment of benefits has commenced. In addition, upon the written request of the Participant or Beneficiary (as applicable), the value of all or any part of his Accounts shall be paid to him as soon as practicable.

                  If a Participant's Termination Allowance is in excess of $5,000 he may, at his election, postpone dis tribution of said allowance until the April 1 following the calendar year he attains age 70 1/2. In no event shall the Administrative Committee distribute a Termination Allowance which exceeds $5,000, without the consent of the Participant, prior to the date he attains age
65. If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

                  (1) the Administrative Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                  (2) the Participant, after receiving the notice, affirmatively elects a distribution.

If a Participant's Termination Allowance does not exceed $5,000, the Retirement Committee shall distribute such Allowance without his consent as soon as administratively practicable following his termination of service with the Employer.

                  If after November 26, 1999 any Participant terminates service prior to the completion of three Years of Service, the total of all of his Accumulated Allotments attributable to contributions by the Employer pursuant to paragraph 1 of Section 4 shall be credited to a Forfeiture Account for such Former Participant. Such Forfeiture Account shall be invested by the Trustee in such Investment Fund as is designated for this purpose by the Retirement Committee. If the Former Participant returns to the Service of the Employer within five years after the anniversary of the commencement of his service coinciding with or next succeeding the termination of his service his Forfeiture Account shall, upon reparticipation, become the beginning balance of his new Accumulation Account. If a Forfeiture Account is not reinstated under the preceding sentence, the amount credited to such Forfeiture Account shall be used to reduce contributions by the Employers pursuant to paragraph 1 of Section 4.

                  4. If the employment of any Participant with an Employer shall terminate by reason of total and permanent disability as that term is defined under the Employer's long-term disability plan and such Participant (a) becomes eligible for benefits under said contract, or (b) would have become eligible for benefits under said contract had he been included within the terms of said contract, the total Accumulation Allotments standing in his Accumulation Account shall, at such time as elected by the Participant, be distributed as elected by the Participant in the manner set forth in subparagraphs 2 and 3 of Section 7. If the employment of any Participant with an Employer shall terminate by reason of entering into the armed services of the United States, the total Accumulation Allotments standing in his Accumulation Account shall, at such time as elected by the Participant, be distributed as elected by the Participant in the manner set forth in paragraphs 2 and 3 of Section 7.

                  5. Any amount allotted to a Former Participant after his Accumulation Account has been closed out by reason of termination of his service shall be credited to his respective Retirement Account, subject to such reduction as would have been required by paragraph 3 of Section 8 hereof had such amount been credited to his Accumulation Account at the time of such termination of Service.

                  6. The facts as shown by the records of the Administrative Committee at the time of death shall be conclusive as to the identify of the proper payee, and the records of the Record Keeper shall be conclusive as to the account, if any, properly payable under the Plan.

                  7. A Participant shall be at all times 100% vested in his Rollover and Voluntary Contributions Accounts.

                  8. Subject to the approval of the Administrative Committee, a Participant who has completed 3 Years of Service may, upon a demonstration of financial hardship, withdraw such portion of his Accumulation Account as the Administrative Committee, in its discretion, shall approve. A withdrawal on account of financial hardship with respect to the portion of a Participant's Accumulation Account attributable to additional contributions made by the Employer pursuant to paragraph 2 of Section 4 shall be subject to the following restrictions:

                  (a) The withdrawal shall not exceed the amount the Administrative Committee, in its sole discretion, deems necessary to satisfy such hardship (including any amounts required to pay income taxes or penalties on such withdrawal).

                  (b) No withdrawal shall take place unless the Participant (i) has made a withdrawal of the maximum amount permitted under paragraph 10 of this Section 8 and (ii) has no other resources that are reasonably available to him.

                  (c) In no event shall any withdrawal include earnings credited after November 24, 1989 to such portion of the Participant's Accumulation Account.

                  (d) For these purposes, hardship means the immediate and heavy financial need in the personal affairs of the Participant, including need on account of (i) expenses (A) for medical care (as described in Section 213(d) of the Code) incurred by the Participant, the spouse of the Participant, or any of the Partici pant's dependents (as defined in Section 152 of the Code), or (B) necessary for such persons to obtain medical care, (ii) payment of tuition, related educational fees and room and board expenses for the next twelve months of post-secondary education for the Participant, the spouse of the Participant, or any of the Participant's children or dependents, or (iii) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

In no event shall any withdrawal on account of financial hardship be made from the portion of the Participant's Accumulation Account attributable to Qualified Nonelective Contributions.

                  9. A Participant shall be at all times 100% vested in such portion of his Accumulation Account which is attributable to (i) the additional contributions made by the Employer pursuant to paragraph 2 of Section 4 and (ii) Qualified Nonelective Contributions.

                  10. A Participant who has a balance in his Voluntary Contributions Account may withdraw any amount but not exceeding the balance of his Voluntary Contributions Account up to an amount equal to the total of his Voluntary Contributions as of the next succeeding month of the Plan Year, but not more frequently than once in any six month period. Subsequent to the withdrawal of an amount equal to the total of his Voluntary Contributions, a Participant may withdraw any balance remaining in his Voluntary Contributions Account.

                  11. If the Administrative Committee determines that a Participant or his Beneficiary to whom payments are due cannot be located at his last known address, the Accumulation, Rollover, Voluntary Contributions, or Retirement Accounts of such individuals shall be forfeited as of the last day of the Plan Year during which such determination is made. However, if such Participant or Beneficiary or their estate or authorized representative (excluding any state government or instrumentality thereof) subsequently submits a claim for such forfeited amounts, the Employer shall contribute to the Trust on behalf of such Participant or Beneficiary the amount previously forfeited for payment of benefits in accordance with the provisions of Section 7 hereof.

                  12. Notwithstanding anything contained herein to the contrary, payment of the benefits of a Participant who remains in service with the Employer after the end of the calendar year in which the Participant attains age 70 1/2 will be made or commenced no later than April 1 of the calendar year following the calendar year in which the Participant retires unless (i) the Participant elects in writing to commence payment of such benefits prior thereto or (ii) the Participant owned more than 5% of the Stock at any time during the Plan Year ending in the calendar year in which the Participant attained age 70 1/2, in which event payment of such Participant's benefits must be made or commenced no later than April 1 of the calendar year following the calendar year in which the Participant attained age 70 1/2.

                  13. This paragraph 13 applies to all distributions made under the Plan on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of any eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

                  For purposes of this Section, the following terms shall have the meanings set forth below:

                  (a) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any distribution pursuant to paragraph 8 of this Section on account of hardship with respect to the portion of a Participant's Accumulation Account attributable to additional contributions made by the Employer pursuant to paragraph 2 of Section 4; and the portion of any distribution that is not includible in gross income.

                  (b) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                  (c) Distributee: A distributee includes an Employee, Partner, former Employee or former Partner. In addition, the surviving spouse of an Employee, Partner, former Employee or former Partner and the spouse or former spouse of an Employee, Partner, former Employee or former Partner who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                  (d) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

                  14. Subject to uniform and non-discriminatory rules established by the Administrative Committee, the Administrative Committee may, on application from a Participant who is an Employee or a Partner (other than a limited partner of the Firm), provide for a loan to the Participant in an amount (to be determined as of the date of the most recent valuation of the Retirement Fund coinciding with or next preceding the date of the loan) which, when added to the outstanding balance of any other loan from the Plan to the Participant, does not exceed the lesser of (i) the value on such day of the sum of (A) the Participant's Rollover Account and (B) the portion of the Participant's Accumulation Account which is attributable to (x) contributions made by the Employer pursuant to paragraph 2 of Section 4 and (y) Qualified Nonelective Contributions, or (ii) 50% of the value of the Participant's Accumulation Account and Rollover Account on such date. In no event may the amount of any loan be less than $1,000. No more than two loans may be outstanding to a Participant at any time.

                  As a condition to the making of such loan, the Participant shall execute and deliver to the Administrative Committee a promissory note payable to the Trustee of the Retirement Fund in the amount of such loan. A loan shall be made from the amount credited to the vested portion of the Participant's Accumulation Account and Rollover Account on a pro rata basis from each Investment Fund, and, notwithstanding the provisions of paragraph 3 of
Section 12, a Participant's Accumulation Account shall not share in the gain or loss of an Investment Fund to the extent of the amount of the loan. Loans made pursuant to this Section shall:

                   (a) be available to all Participants on a reasonably equivalent basis;

                   (b) not be made available to Participants who are highly compensated Employees (as such term is defined in paragraph 4 of Section 4) in a percentage amount greater than the percentage amount made available to other Participants;

                   (c) bear a reasonable rate of interest, as determined by the Administrative Committee commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances, which shall accrue ratably over the period of the loan;

                   (d) be secured by the Participant's pledge of 50% of the value of his Accumulation Account and Rollover Account and such additional security as the Administrative Committee may require;

                   (e) mature not later than the earlier of (i)(A) five years from the date of the loan or (B) ten years from the date of the loan if the loan is for the purchase of the Participant's principal residence or (ii) the prior termination of service of the Participant for any reason; and

                   (f) not exceed an amount which, when added to the outstanding balance of any loan to the Participant from the Plan and any other plan maintained by the Employer which is qualified under Section 401(a) of the Code, equals $50,000, reduced by the excess, if any, of (1) the highest outstanding balance of all such loans during the one-year period ending on the day before the date of the loan, over (2) the outstanding balance of all such loans on the date of the loan.

                  The principal amount of such promissory note plus accrued interest thereon shall be deducted in determining the amount payable to any Participant under the provisions of Sections 7 and 8. All payments of interest on a loan to a Participant shall be credited to his Accumulation Account and Rollover Account, as applicable.

                  In determining whether to approve an application for a loan, the Administrative Committee will take into account only those factors which would be considered in a normal commercial setting by an entity in the business of making similar types of loans. Such factors shall include whether the loan will be repaid by payroll deductions or by direct payment by the Participant.

                  If a Participant defaults in the repayment of a loan, the outstanding principal amount shall become due and payable immediately. If the default continues after appropriate efforts have been made to enforce payment of the loan, the Plan may satisfy the amount due to the Plan by reducing the value of the Participant's Accumulation Account and Rollover Account under the Plan which are pledged as security for the loan; provided, however, that no such reduction shall be made from the portion of the Account which is attributable to
(i) the contributions made by the Employer on behalf of the Participant pursuant to paragraph 2 of Section 4 and (ii) Qualified Nonelective Contributions, until a distribution of such amount could have been made pursuant to Section 7 or 8.

                  15. Distributions and withdrawals under this Section with respect to the Investment Account of a Participant or Former Participant which is invested in the Stock Fund shall be made in cash equal to the value of such Investment Account unless the Participant or Beneficiary (or estate), as applicable, elects to receive a distribution in shares of Stock (provided that the Stock Fund is then invested in Stock). Notwithstanding the foregoing, no distribution other than in the form of a lump sum shall be made in shares of Stock. In no event shall a distribution be made in shares of Stock outside of the United States if (i) such distribution would violate local law (including exchange control laws) or (ii) unless determined otherwise by the Administrative Committee, such distribution would require registration of the Plan under the securities laws of such country.

Section 9.  Leaves of Absence.

                  Absence on approved leave authorized by the Director of Human Resources of the Firm (not to exceed 2 years) shall not be considered a termination of service for any purpose under this Plan, and credit shall be given under Section 5 hereof for any compensation paid by the Employer during such absence. All Participants similarly situated shall be treated similarly by the Employer in determining approved leaves.

Section 10.  Non-Alienation of Benefits.

                  1. No Participant, Former Participant or Bene ficiary shall have any right to assign, transfer, pledge, encumber, commute, or anticipate any interest in the Retirement Fund or in any payment to be made under this Plan, and any attempt so to assign, transfer, pledge, encumber, commute or anticipate the same shall be void; nor shall any such interest be in any manner subject to levy, attachment, or other legal process to enforce payment of any claim against any Participant, Former Participant or Beneficiary.

                  2. If any Participant, Former Participant or Beneficiary shall become bankrupt or attempt to assign, transfer, pledge, encumber, commute, or anticipate any interest in the Retirement Fund or in any payment to be made under this Plan, then such interest shall, in the discretion of the Administrative Committee, cease and terminate, and in that event the Administrative Committee shall hold or apply the same to or for the benefit of such Participant, Former Participant or Beneficiary, his spouse, children, or other dependents or any of them, in such manner and in such pro portions as the Administrative Committee may deem proper; provided, however, that no distribution may be made hereunder sooner than or in an amount greater than could otherwise have been made to the Participant, Former Participant or Beneficiary.

                  3. The provisions of this Section shall not prohibit the payment of benefits in accordance with the applicable requirements of a qualified domestic relations order, as defined in Section 414(p) of the Code. Notwith standing anything contained in this Plan to the contrary, a qualified domestic relations order may provide for the payment of benefits to the "alternate payee" (as such term is defined in Section 414(p) of the Code) prior to the date the Participant has attained "earliest retirement age" (as such term is defined in Section 414(p) of the Code), if payment to the alternate payee is to be made in a lump sum.

Section 11.  Retirement Fund.

                  1. All assets of the Plan shall constitute a special trust for use in accordance with the Plan in providing the benefits of the Plan, and no part of the corpus or income shall be used for or diverted to, purposes other than for the exclusive benefit of Participant or former Participant or his Beneficiary under the Plan, nor any other person, shall have any interest in or right to any part of the earnings of the Retirement Fund, or any rights in, or to, or under the Retirement Fund or any part of the assets thereof, except as and to the extent expressly provided in the Plan and Trust. Subject to the provisions of Section 6, the Trustee shall have exclusive authority and discretion to manage and control the assets of each of the Investment Funds in the Retirement Fund, unless the authority to manage, acquire or dispose of such assets is retained by the Retirement Committee or is delegated to one or more invest ment managers pursuant to paragraph 2 of this Section 11. The Firm may from time to time amend the Trust Indenture, and may remove the Trustee as provided in the Trust Indenture, and upon such removal or upon the resignation of any Trustee, the Firm shall designate a successor Trustee.

                  2. (a) The Retirement Committee may appoint one or more investment managers and shall have the power to remove an investment manager at any time.

                  (b) To the extent provided in the Trust Indenture, the Retirement Committee may specify that it or an investment manager shall have authority to manage, acquire, or dispose of the whole or a portion of an Investment Fund in the Retirement Fund. The Trustee shall not invest or otherwise manage any part of the Retirement Fund which is subject to the management of the Retirement Committee or of an investment manager.

                  3. Every Trustee and investment manager shall prepare for each fiscal quarter a report to the Firm describing the investment performance of that portion of the Retirement Fund subject to its control.

                  4. To the extent required by the Act or otherwise deemed appropriate, the Retirement Committee shall designate an independent auditor to certify the reports prepared in accordance with paragraph 7 of Section 13. Such auditor shall be the then regular independent auditor of the Firm, unless the Retirement Committee designates another independent auditor.

                  5. All benefits payable under the Plan are to be paid or provided solely from the Retirement Fund, and the Firm shall have and assume no liability or responsibility whatever therefor.

                  6. Each Participant and Former Participant shall be entitled to direct the Trustee with respect to the voting of shares of Stock represented by the Investment Account of the Participant or the Former Participant which is invested in the Stock Fund. The shares of Stock for which no timely instructions are received from Participants and Former Participants shall be voted by the Trustee in the same proportion as the shares of such Stock for which timely instructions are received from Participants and Former Participants. Participants and Former Participants shall be named fiduciaries, within the meaning of Section 403(a)(1) of ERISA, with respect to the instructions given under this Section.

                  The Retirement Committee shall establish and maintain a procedure by which Participants and Former Participants shall be timely notified of their right to direct the voting of Stock, and the manner in which any such directions are to be conveyed to the Trustee. Group shall prepare all materials necessary to give effect to this Section, including proxies and related materials, and shall mail or otherwise deliver all such materials to each Participant and Former Participant entitled to exercise voting rights pursuant to this paragraph. All directions by Participants and Former Participants shall be held in strict confidence and shall not be disclosed to any person.

                  7. Each Participant and Former Participant shall be entitled to instruct the Trustee that all, but not less than all, of the shares of Stock represented by the Investment Account of the Participant or Former Participant which is invested in the Stock Fund shall be tendered or exchanged in the event of a tender or exchange offer for the Stock. The Trustee shall not tender such shares unless the Participant or Former Participant has timely directed the Trustee to do so in response to a request for instructions as to whether to tender such shares. Participants and Former Participants shall be named fiduciaries, within the meaning of Section 403(a)(1) of ERISA, with respect to the instructions given under this paragraph. The Retirement Committee and the Trustee shall establish a procedure by which Participants and Former Participants shall be timely notified of their right to direct the tender or exchange of Stock of the Company, and the manner in which any such directions are to be conveyed to the Trustee. Group shall promptly provide to Participants and Former Participants a copy of any such tender or exchange offer and any other information distributed to shareholders of Group. All instructions by Participants and Former Participants shall be held in strict confidence and shall not be disclosed to any person. Any securities received by the Trustee as a result of a tender or exchange as provided in this paragraph shall be held, and any cash so received shall be invested in short- term investments, pending directions by the Retirement Committee.

Section 12.  Retirement Fund Accounts.

                  1. As of the last day of each month in the Plan Year, every Trustee and investment manager shall make a valuation of the Investment Fund which is subject to its control.

                  2. The Administrative Committee shall cause to be maintained accounts of the Retirement Fund to be known respectively as Accumulation Accounts, Retirement Accounts, Rollover Accounts, Voluntary Contributions Accounts, and such other account as hereinafter provided and as the Administrative Committee may determine.

                  3. As of the beginning of the last day of the Plan Year in which an Employee or Partner first becomes eligible to become a Participant in accordance with Section 2 hereof, a separate account, known as an Accumulation Account, shall be established for him and shall thereafter be carried for him and under his name until closed out as hereinafter provided. In such Accumulation Account shall be shown all Allotments made with respect to such Participant and such Account shall include a separate account for such Par ticipant's interest in each of the Investment Funds, increased or decreased from time to time by the amount of any income or capital gain or loss, as the case may be, pursuant to the provisions of subparagraph (c) of this paragraph. The amount standing in any Accumulation Account at any time, known as the "Accumulated Allotments", of the Participant shall be determined as follows:

                  (a) The total amount of each Allotment shall be promptly entered under the Accumulation Account standing in the name of the Participant with respect to whom it is made;

                  (b) Promptly after each contribution is entered under the respective Accumulation Account of each Employee, the percentage of such contribution to be invested in each of the Investment Funds, pursuant to Section 6 of the Plan, shall be entered under the separate account maintained for each Participant for his interest in each Investment Fund;

                  (c) As of the last day of each month of each Plan Year, and as of such additional dates, if any, as the Retirement Committee may deem advisable, a valuation shall be made of each Accumulation Account of Participants by the Administrative Committee. In making such valuation, the Administrative Committee shall first determine the value of the interests in each Investment Fund in the Retirement Fund of each Participant. In making such valuation, the Administrative Committee shall first obtain the current market value of each Investment Fund, including cash and income accrued on fixed-interest bearing obligations, which shall constitute that portion of each of the Investment Funds allocable to Participants. The value of the interest of each Participant in each Investment Fund shall then be fixed at a sum equal to that proportion of the then value of that portion of each Investment Fund allocable to Participants, as so determined, which the amount credited to the interest of such Participant in each such Investment Fund as of the date of the last previous valuation bore to the value of the portion of such Investment Fund then allocable to Participant. Each Accumulation Account of each Participant shall be an amount equal to the sum of the values of his interests in each Investment Fund, as so determined; provided that, in making such computation as of any date as of which Employee Allotments are added to the respective Accumulation Account of Participants, the then value of the Retirement Fund and the amount then standing in each respective Accumulation Account of Participants shall first be determined without regard to such Allotments, after which the full amount of each such Allotment shall be added to the respective Accumulation Account.

                  4. As of the date an individual makes a Rollover Contribution to the Retirement Fund, a separate account entitled "Rollover Account" shall be established for such individual, and pursuant to Section 6 such account shall include a separate account for such individual's interest in each of the Investment Funds, increased or decreased from time to time by the amount of any income or capital gain or loss, as the case may be, pursuant to the provisions of this paragraph. The funds so held in such Rollover Accounts will be treated and valued by the Administrative Committee for all purposes as if they were Accumulation Accounts, except they shall not participate in any increase in value by reason of any forfeitures or any Employer contributions to the Plan under Section 4.

                  5. As of the first date an individual makes a Voluntary Contribution to the Retirement Fund, a separate account entitled "Voluntary Contributions Account" shall be established for such individual, and pursuant to
Section 6 such account shall include a separate account for such individual's interest in each of the Investment Funds, increased or decreased from time to time by the amount of any income or capital gain or loss, as the case may be, pursuant to the provisions of this paragraph. The funds so held in such Voluntary Contributions Accounts will be treated and valued by the Administrative Committee for all purposes as if they were Accumulation Accounts, except they shall not participate in any increase in value by reason of any forfeitures or any Employer contributions to the Plan under Section 4.

                  6. Upon the termination of employment of any Participant, in the event that the amount of his Accumulated Allotments or Termination Allowance (including Rollover and Voluntary Contributions) shall be paid in a series of payments, such amount shall be transferred to a Retirement Account to be maintained under the name of the Former Par ticipant. There shall also be credited to such Retirement Account any amount described in paragraph 5 of
Section 8 hereof which is allotted to the Former Participant as pro vided under paragraph 7 of Section 8 hereof. The funds so held in such Retirement Accounts will be treated and valued by the Administrative Committee for all purposes as if they were Accumulation Accounts, except they shall not participate in any increases in value by reason of any contributions to the Plan under Section 4 or forfeitures under Section 8.

                  The amount of each payment pursuant to this Plan thereafter made to the Former Participant (and/or to his Beneficiary or estate) shall be charged to the Retirement Account standing in his name until the funds held therein are exhausted. The Retirement Committee shall direct every Trustee and investment manager and the Administrative Committee as to which Investment Fund and Investment Account shall be reduced by payments charged against his Retirement Account. After the funds held in such Retirement Account have been exhausted by such payment, all liability to such Former Participant (and/or to his Beneficiary or estate) shall cease, regardless of whether the aggregate payments made therefrom shall have been greater or less than the amount of the Accumulated Allotments or Termination Allowance originally transferred into such Retirement Account at the time it was established.

Section 13.  Retirement and Administrative Committees.

                  1. The Board of Directors shall appoint two committees: (i) the Retirement Committee, which shall have the power to appoint investment managers as provided in Paragraph 2 of Section 11, as well as the other duties set forth in the Plan relating to the investment of the Retirement Fund and (ii) the Administrative Committee, which shall have the responsibility relating to the administration of the Plan. Each Committee shall consist of at least three persons who are appointed from time to time by and who shall serve at the pleasure of the Board of Directors. Any vacancy in either Committee arising by resignation, removal, death or otherwise shall be filled by the Board of Directors. The members of both Committees shall serve without compensation from the Plan for their services.

                  No Participant who is a member of the Administrative Committee shall participate in the determination by the Committee as to the disposition of his own Accumulated Allotments.

                  2. All resolutions or other actions taken by either Committee at any meeting shall me by the vote of a majority of those present at such meeting. Upon concurrence in writing of a majority of the members at the time in office, action of the Committee may be taken otherwise than at a meeting.

                  The members of each Committee may elect a chairman or co-chairmen who must be a member (or members) of the Committee and shall elect one or more secretaries and assistant secretaries who may, but need not, be members of the Committee. Each Committee may adopt such rules for the exercise of its duties and the conduct of its affairs, may appoint from their number such committees with such powers as they shall determine, may authorize one or more of their members as agent to execute or deliver any instrument or instruments in their behalf, and may employ such counsel and agents and other services as they may require in carrying out their duties. Each Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by it in good faith in relying upon, any opinions or reports which shall be furnished to it by any such counsel or other service provider employed by it.

                  Each Committee shall keep a record of all its proceedings and acts and shall keep or cause to be kept all such books of account, records and other data as may be necessary in connection with the performance of its function hereunder.

                  3. Except as herein otherwise expressly provided, each Committee shall have the exclusive right to interpret the provisions of the Plan relating to its functions under the Plan and to determine any question arising thereunder or in connection with the administration of its duties under the Plan; and its decision or action in respect thereof shall be conclusive and binding upon any and all Participants, Beneficiaries, heirs, distributees, executors, administrators and assigns.

                  4. The Retirement Committee shall have the sole responsibility for establishing investment policies for the Plan and investment guidelines for the Trustee and investment manager. The Retirement Committee shall communicate the appropriate investment policies and guidelines to the Trustee and each investment manager.

Section 14.  Amendment or Discontinuance.

                  1. The provisions of this Plan may be amended at any time and from time to time by the Board of Directors or, as set forth below, the Compensation Policy Committee of Group and the Director of Human Resources of the Firm; provided, however, that no amendment shall have the effect of divesting any Participant or Former Participant of any part of the interest under the Plan vested in him at the time of such amendment; and provided further that no amendment shall be effective unless the assets of the Plan, as amended, never inure to the benefit of any Employer and shall continue to be held for the exclusive purpose of providing benefits to Participants, Former Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan (including the payment of taxes), except as provided in Paragraph 12 of Section
4. The Compensation Policy Committee of Group may adopt any amendment of the Plan other than an amendment which would result in a significant increase in the cost of the Plan. The Director of Human Resources of the Firm may adopt any amendment of the Plan which is required to comply with changes in law or regulations applicable to the Plan, unless such changes would have a significant increase in the cost of the Plan or significantly reduce or increase benefits in the Plan.

                  2. This Plan may be discontinued with respect to any Employer at any time by notice from the Board of Directors of the Firm to the Trustee, any investment manager and the Administrative Committee; and in case of such discontinuance the Administrative Committee shall thereupon make provisions by which the amount of any Accumulated Allotments then standing in the name of any Participant with respect to whom the Plan has been discontinued, any Rollover Account, Voluntary Contributions Account, or any balance then remaining in the Retirement Account established for any Former Participant with respect to whom the Plan has been discontinued, as the case may be, shall be distributed pursuant to Section 7 of this Plan. Upon termination or partial termination of the Plan with respect to any Employer or upon complete discontinuance of contributions thereunder, all Accumulated Allotments then standing in the name of each Participant or with respect to whom the Plan has been dis continued and all balances then remaining in the Retirement Account established for any Former Participant with respect to whom the Plan has been discontinued shall become fully vested.

Section 15.  Miscellaneous.

                  1. Neither the establishment of this Plan nor the making of contributions by the Employers nor any action of the Employers, the Retirement Committee, the Administrative Committee or the Trustee shall be held or construed to confer upon any person any legal right to be continued as an employee of any Employer; and each employer expressly reserves the right to discharge any employee whenever the interest of the Employer in its sole judgment may so require, without liability to the Employer, the Retirement Committee, the Administrative Committee or the Trustee, except as to any right which may be conferred upon such employee under the Plan with respect to the Accumulated Allotment, Voluntary Contributions Account and Rollover Account standing in his name.

                  2. The Administrative Committee shall make all determinations as to the right of the Participant or Beneficiary to a benefit. Any denial by the Administrative Committee of a claim for benefits under the Plan by a Participant, spouse or Beneficiary shall be stated in writing by such Committee and delivered or mailed to the Participant or Beneficiary within 90 days after the receipt of a claim; and such notice shall set forth the specific reason for the denial, specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary and an explanation of the Plan's claim review procedure, written in a manner calculated to be understood by the claimant. In addition, any Participant, spouse or Beneficiary whose claim for benefits is denied (or his duly authorized representatives) may, within 60 days after receipt of denial of his claim submit a written request for review to the Administrative Committee, review pertinent documents and submit issues and comments in writing. The Administrative Committee shall notify the claimant of its decision on review within 60 days after receipt of a request for review. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decisions and specific references to pertinent Plan provisions on which the decision is based. The 90-day and 60-day periods described in this paragraph may be extended at the discretion of the Administrative Committee for a second 90- or 60-day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final decision is expected.

                  3. To the extent not inconsistent with the Act, all questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of New York.

                  4. In the case of any merger or consolidation of this Plan with, or transfer of assets or liabilities of this Plan to any other plan qualified under Section 401(a) of the Code after September 2, 1974, each Participant of this Plan shall receive a benefit immediately after the merger, con solidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer.

                  5. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code and loan repayments will be suspended under this Plan as permitted under Section 414(u) of the Code.

Section 16.  Effective Date.

                  This Plan shall be effective as of January 1, 1945.

Section 17.  Transfers From J. Aron & Company Thrift and
             Pension Plans.

                  1. In the event the accounts of participants in the Thrift Plan of J. Aron & Company (the "Thrift Plan") and Pension Plan of J. Aron & Company (the "Pension Plan") are transferred to the Plan, then separate accounts shall be maintained under the Plan for the amounts transferred from the Thrift Plan and the Pension Plan. A Participant's interest in the separate accounts shall be 100% vested and nonforfeitable at all times.

                  2. Valuation under Section 12 shall be determined separately for the separate accounts and the other accounts maintained for the Participants which are referred to in Section 12. Notwithstanding anything contained herein to the contrary, if the Participant is married, then with respect to the separate account attributable to amounts transferred from the Pension Plan:

                  (a) payments upon the Participant's retirement or termination of service with an Employer for any reason other than death must, unless the spouse consents in writing, within the 90-day period ending on the date payments commence, to an election of a different form of payment (including a different beneficiary), be made in the form of a joint and survivor annuity (i.e., an annuity for the life of the Participant and a survivor annuity after his death to his spouse for life in an amount equal to 50% of the annuity being paid to the Participant); and

                  (b) payments upon the Participant's termination of service with an Employer by reason of his death must, unless the spouse consents in writing to an election of a different form of payment (including a different beneficiary), be made in the form of an annuity for the spouse's life of an amount which is the actuarial equivalent of not less than 50% of such separate account, commencing on the later of the date of the Participant's death or the date the Participant would have attained age 55.

                  The election referred to in (b) above may be filed, revoked or changed at any time but shall not be effective until the first day of the Plan Year in which the Participant attains age 35, or, if the Participant terminates service with an Employer prior to such date, such election shall be effective on the date the Participant terminates service.

Section 18.  Top Heavy Rules.

                  1. For purposes of this Section, the following definitions shall be applicable:

                  (a) "Key Employees" means an Employee or former Employee who at any time during the Plan Year ending on the Determination Date or any of the preceding four Plan Years (i) is (or was) an officer of Group who had the greatest annual compensation during such five Plan Years (limited to the 50 officers of Group) or (ii) owns (or owned) (A) one of the 10 largest interests in Group, (B) more than 5% of the Stock or of the total combined voting power of the Stock, or (iii) more than 1% of the Stock or 1% of the total combined voting power of the Stock and has (or had) total compensation from Group and any subsidiary or affiliate in excess of $150,000.

                  (b) "Non-Key Employees" means any Employee or Partner who is not a Key Employee.

                  (c) "Determination Date" means, for any Plan Year, the last day of the preceding Plan Year.

                  (d) "Qualified Plan" means any plan maintained by the Employer which satisfies the qualification requirements of Section 401(a) of the Code.

                  (e) "Aggregation Group" means (A) each Qualified Plan in which one or more Key Employees are partici pants, (B) each Qualified Plan that enables a Qualified Plan in which one or more Key Employees are participants to satisfy the requirements of Section 401(a)(4) or
         Section 410 of the Code, and (C) each Qualified Plan that the Firm designates as part of the Aggregation Group, provided that the resulting Aggregation Group satisfies the requirements of Section 401(a)(4) and Section 410 of the Code.

                  (f) "Stock" means the outstanding stock of Group.

                  2. The Plan will be top heavy for any Plan Year beginning on or after December 1, 1984 if as of the Determination Date for such Plan Year, the sum of (a) the aggregate of the present value of accrued benefits for Key Employees under each defined benefit plan (as defined in Section 414(j) of the Code) in the Aggregation Group and (b) the aggregate of the value of the accounts for Key Employees under each defined contribution plan (as defined in Section 414(i) of the Code) in the Aggregation Group, exceeds 60% of the sum of the present value of accrued benefits and the value of accounts for Key Employees and Non-Key Employees under each Qualified Plan in the Aggregation Group.

                  In determining the present value of accrued bene fits and the value of accounts:

                  (i) there shall be included any distributions made from the Qualified Plan with respect to the Key Employee or Non-Key Employee during the five-year period ending on the Determination Date;

                  (ii) there shall be excluded the present value of accrued benefits and the value of accounts with respect to a Key Employee or Non-Key Employee who has not received any Compensation from an Employer at any time during the five-year period ending on the Determination Date; and

                  (iii) the present value of accrued benefits shall be determined by using the actuarial assumptions specified by the Firm, which shall be the same as the actuarial assumptions used for this purpose for each other defined benefit plan in the Aggregation Group.

                  3. If the Plan is Top Heavy in any Plan Year, each Participant who is a Non-Key Employee shall receive a minimum contribution from his Employer of 3% of his total compen sation for such Plan Year. Notwithstanding the foregoing:

                  (a) a minimum contribution shall not be made with respect to a Non-Key Employee to the extent he has been provided with the minimum benefit required by Sec tion 416(c) of the Code with respect to such Plan Year under a Qualified Plan which is a defined plan; and

                  (b) the minimum contribution percentage under this Section shall in no event exceed the highest percentage of the total compensation at which contributions are made by the Employer for such Plan Year for the account of any Key Employee.